                                                                  EXHIBIT 99


                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                             [KV PHARMACEUTICAL logo]



FOR IMMEDIATE RELEASE


            KV PHARMACEUTICAL COMPANY TO MARKET NEW GENERIC DRUGS
               IN U.S. VIA EXCLUSIVE DEAL WITH GEDEON RICHTER


St. Louis, MO, February 14, 2006 - KV Pharmaceutical Company (NYSE: KVa/KVb) and Gedeon Richter, Ltd. announced today that KV Pharmaceutical Company has acquired exclusive rights from Gedeon Richter, Ltd. to market a broad group of generic drug products in the U.S. marketplace through KV's wholly-owned generic marketing division, ETHEX Corporation.

The products will serve the Cardiovascular, Diabetic and Central Nervous System markets, including psychotropic categories. Subject to FDA approval and patent expirations, KV expects that the products will enter the U.S. marketplace over the next several years through 2017. The estimated branded annual sales volume value of the products - based on 2005 IMS data - is approximately $20 billion. Two of the products are already filed with the FDA and a third is expected to be filed shortly.

Under terms of the agreement, Gedeon Richter, a European drug maker, will have responsibility for the development, manufacturing and regulatory requirements of the products. Gedeon Richter will receive a share of the revenues. Specific terms of the agreement were not disclosed.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV stated, "This agreement substantially augments our ETHEX generic drug pipeline in attractive therapeutic categories. Gedeon Richter has been a terrific partner as demonstrated by the international licensing of our two NDA approved anti-infective products, Gynazole-1(R) and more recently Clindesse(TM). Today's announcement extends this relationship from the branded marketplace to the generic marketplace."

Erik Bogsch, CEO of Gedeon Richter stated "We are pleased to expand our relationship with KV. The U.S. generic market is certainly challenging and attractive. We trust in Richter's development and manufacturing skills as well as in ETHEX's marketing expertise which are a good match to make this cooperation a successful one."

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

ABOUT GEDEON RICHTER LIMITED

Gedeon Richter Ltd., (www.richter.hu) headquartered in Budapest/Hungary, is the leading pharmaceutical company in Hungary and one of the largest in Central Eastern Europe, with 3.8 billion US$ market capitalization. The company was founded in 1901. Gedeon Richter Ltd. plays the role of a regional multinational company in Central Eastern Europe and in the CIS, and has a growing presence through its commercial subsidiaries in key EU countries, and the USA. More than two thirds of its annual sales of 705 million USD in 2005 are exported to 80 countries (EU, USA, Japan, Russia etc.) The company has a worldwide presence through its representative offices, subsidiaries in 30 countries. It has production facilities in Russia, Romania and Poland and there is one under construction in India. The product portfolio of the company includes more than 100 products and covers almost all important therapeutic areas. Based on its traditional skills in steroid chemistry, the company is a significant player in the gynecological field worldwide. An important part of the company's turnover results from original drug research and development activity.

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.